Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Elicio Therapeutics, Inc., of our report dated March 17, 2023, relating to the consolidated financial statements of Angion Biomedica Corp., appearing in the registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Campbell, California
August 21, 2023